Exhibit (c) (7)

Project Carbon PRELIMINARY DISCUSSION MATERIALS FOR THE SPECIAL COMMITTEE APRIL 4, 2022 | CONFIDENTIAL | PRELIMINARY DRAFT

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW Table of Contents 2 Page 1. Selected General Updates 3 2. Preliminary Financial Analyses Summary 12 3. Selected Changes to Preliminary Discussion Materials Dated 1/10/22 18 4. Preliminary Financial Analyses: ModusLink 22 5. Appendices 29 Supplemental Financial Analysis Schedule 30 Selected Public Market Observations 32 6. Disclaimer 36

Page 1. Selected General Updates 3 2. Preliminary Financial Analyses Summary 12 3. Selected Changes to Preliminary Discussion Materials Dated 1/10/22 18 4. Preliminary Financial Analyses: ModusLink 22 5. Appendices 29 6. Disclaimer 36

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW Selected Updates Since Preliminary Discussion Materials Dated 1/10/2022 Revised Proposal On March 24 , 2022 , the Special Committee of Steel Connect, Inc . (“Steel Connect”, “SC” or the “Company”) received a revised, non - binding expression of interest from Steel Partners Holdings, L . P . (“Steel Partners” or “SP”) to acquire all of the outstanding shares of SC common stock not already owned by SP and affiliates for cash consideration of $ 1 . 30 per share (the “Revised Proposal”) Reflects an increase of ~ 80% - 100 % relative to the value of the consideration of $ 0 . 65 to $ 0 . 72 per share implied by the initial expression of interest from SP on November 19 , 2020 (the “Initial Proposal”) 1 but a discount relative to more recent discussions 2 Reflects a premium of ~ 7 % over the 30 - day VWAP and ~ 12 % over the closing stock price as of March 28 , 2022 , immediately prior to public announcement of the Revised Proposal General Observations IWCO : On February 25 , 2022 , the Company announced the disposition of IWCO Direct Holdings, Inc . (“IWCO”) to Cerberus Cerberus had previously notified IWCO of the occurrence of an event of default under its credit facilities The disposition was made in exchange for a waiver of events of default and a mutual release – no consideration was received other than a $ 6 . 9 million subordinated note payable from IWCO (related to a prior intercompany payable) 3 ModusLink Process : Recent discussions related to a potential sale of ModusLink Corporation (“ ModusLink ” or “ML”) between SC, ML and a party (the “Potential Acquiror”) that had expressed interest in an acquisition of ML in 2019 and 2020 have been terminated 4 Discussions began in September 2021 , resulting in receipt of an IOI in late November 2021 based on a ~ $ 70 million valuation and a revised IOI (the “Revised IOI”) in early March 2022 based on a purchase price of ~ $ 80 million incorporating ML’s ~ $ 20 million cash balance and a reduction of ~ $ 18 million of future operating lease payments 5 SC and ML, in consultation with their advisors, expressed potential interest in a transaction at a ~ $ 90 million valuation and subject to a shortened diligence period – culminating in withdrawal of the Revised IOI by the Potential Acquiror and an end to discussions ModusLink Performance: 2Q FY 2022 VAR reflected ~3% outperformance relative to the FY 2022 2Q Forecast prepared by ML management in December 2021 6 but underperformed by ~5% relative to the FY 2022 Budget finalized by ML management in October 2021. ML management has updated the FY 2022 forecast given the passage of time and expected near - term headwinds in the business. However, ML management has indicated that, despite continued uncertainty, its longer - term view of the business remains unchanged - and has not revised projections beyond FY 2022. 7 See page 6 for further details on financial projections related to ML. Stock Price Performance: VWAP of ~$1.26 per share since disposition of IWCO Note: See following page for footnotes. 4

Selected Updates Since Preliminary Discussion Materials Dated 1/10/2022 (cont.)

Preliminary Financial Analyses	▪ Preliminary financial analyses have been updated to reflect, among other things: (i) disposition of IWCO, (ii) reduction in usability of NOLs[8] resulting from lower projected earnings due to IWCO disposition, (iii) recent financial performance and updated FY 2022E forecast from ML management and (iv) updated market data related to selected companies and transactions ▪ SC management has not revised annual corporate expense projections of ~$7.0 million to ~$7.5 million[9] but is exploring potential opportunities to generate certain savings (illustrative sensitivities have been prepared to highlight the impact of potential cost savings) ▪ For the avoidance of doubt, the preliminary financial analyses evaluate Steel Connect on a standalone basis and do not explicitly reflect any potential synergies (from use of NOLs or otherwise) that Steel Partners may create if it were to acquire the equity interests in SC it does not currently own
Next Steps	▪ Determine response to Revised Proposal (including consideration to structures providing for capture of future potential SP synergies)

1. *The Initial Proposal contemplated consideration in the form of cash and SP Preferred Stock, and implied value of consideration is as stated in the Initial Proposal.*
2. *Such discussions occurred prior to the disposition of IWCO.*
3. *The note does not have a stated interest rate.*
4. *The Preliminary Discussion Materials dated 1/10/2022 incorrectly stated discussions around a sale of ML were on hold – discussions with one party remained ongoing, despite headwinds in the business. Two other parties contacted did not express an interest in making a proposal, and no other parties have been contacted.*
5. *Per discussions with ML management, it was unclear what amount of ML's cash balance was factored into the November 2021 IOI.*
6. *While ML benefited from an uptick in performance at certain key accounts, it remains unclear whether those favorable variances are due to timing or indicative of a trend. At the same time, performance at ML's top customer and with new customers registered below the FY 2022 2Q Forecast.*
7. *ModusLink projections prepared by ML management, in consultation with SC management, as authorized by the Special Committee for Houlihan Lokey's use in these preliminary discussion materials, are referred to herein as the "ML Projections".*
8. *Taxable income projections and NOL utilization assumptions prepared by SC and ML managements, as authorized by the Special Committee for Houlihan Lokey's use in these preliminary discussion materials, are referred to herein as the "NOL Projections".*
9. *Steel Connect corporate expense projections prepared by SC management, as authorized by the Special Committee for Houlihan Lokey's use in these preliminary discussion materials, are referred to herein as the "Corporate Expense Projections" and, together with the ML Projections and the NOL Projections, the "Consolidated Projections".*

Source: SC and ML managements, Consolidated Projections, public filings, Bloomberg, Capital IQ.

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Overview of Financial Projections Utilized in Preliminary Discussion Materials

Overview of ModusLink Projections

- In February 2021, ML management, in consultation with SC management, prepared a set of long-term projections for FY 2021 through FY 2025 which were subsequently reviewed by the SC Board.
- In July/August 2021, ML management, in consultation with SC management, prepared its annual budget for FY 2022, which was finalized in October 2021 based on feedback from and subsequently approved by the SC Board (such final budget, the "**FY 2022 Budget**"). The projections for FY 2023 through FY 2025 remained unchanged based on ML management's assessment of the longer-term business outlook.
- ML underperformed relative to its FY 2022 Budget during the first fiscal quarter, with ML management also observing headwinds that they believed would translate into near-term pressure on financial results. Accordingly, in December 2021, ML management[1] updated its forecast for FY 2022 (the "**FY 2022 2Q Forecast**") but left its projections unchanged for FY 2023 to FY 2025.
- In the second fiscal quarter, ML continued to underperform relative to its FY 2022 Budget (VAR was ~5% lower than budgeted) but outperformed the FY 2022 2Q Forecast (VAR was ~3% higher than estimated).[2] In February 2022, ML management[1] updated its forecast for FY 2022 (the "**Current FY 2022 Forecast**") to reflect the latest outlook, which contemplates a slower than previously estimated ramp-up of new customer accounts but maintains effectively the same full-year EBITDA level relative to the FY 2022 2Q Forecast. Projections for FY 2023 to FY 2025 remained unchanged.
- The Current FY 2022 Forecast, together with the FY 2023 to FY 2025 projections, which have been authorized by the Special Committee for Houlihan Lokey's use in these preliminary discussion materials, are referred to herein as the "**ML Projections**".

Overview of NOL, SC and Consolidated Projections

- In February 2021, SC management prepared corporate expense projections for FY 2021 through FY 2025, with the FY 2022 projections subsequently updated in connection with the annual budgeting process that was finalized in October 2021 (and FY 2023 – FY 2025 projections remaining unchanged). Following the disposition of IWCO, such projections were left unchanged by SC management, which is in early stages of reviewing opportunities to generate certain cost savings. Such projections, as authorized by the Special Committee for Houlihan Lokey's use in these preliminary discussion materials, are referred to herein as the "**Corporate Expense Projections**".
- Following the disposition of IWCO, SC and ML managements prepared revised taxable income projections and NOL utilization assumptions, which were authorized by the Special Committee for Houlihan Lokey's use in these preliminary discussion materials. Such projections are referred to herein as the "**NOL Projections**".
- The Corporate Expense Projections, together with the ML Projections and the NOL Projections, are referred to herein as the "**Consolidated Projections**".

1. The FY 2022 2Q Forecast and Current FY 2022 Forecast were prepared by ML management in consultation with SC management and reviewed by the SC Board.
2. While ML benefited from an uptick in performance at certain key accounts, it remains unclear whether those favorable variances are due to timing or indicative of a trend. At the same time, performance at ML's top customer and with new customers registered below the FY 2022 2Q Forecast.
Source: ML and SC managements.

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ModusLink Financial Performance Update: 2Q FY 2022

Financial results for 2Q FY 2022 underperformed the FY 2022 Budget but outperformed the FY 2022 2Q Forecast.

2Q FY 2022 Actuals vs. FY 2022 Budget and FY 2022 2Q Forecast

(dollars in millions)

	2Q FY 2022					
	FY 2022 Budget	Actuals	*Variance*	FY 2022 2Q Forecast	Actuals	*Variance*
Base VAR	$26.7	$27.1	*$0.4*	$25.8	$27.1	*$1.3*
New VAR	3.5	1.6	*(1.9)*	2.0	1.6	*(0.4)*
VAR	**$30.2**	**$28.6**	***($1.6)***	**$27.8**	**$28.6**	***$0.9***
Gross Profit	**$12.4**	**$10.9**	***($1.5)***	**$9.9**	**$10.9**	***$1.0***
% of VAR	*40.9%*	*38.1%*	*-2.8%*	*35.6%*	*38.1%*	*2.5%*
Adjusted EBITDA	**$4.6**	**$3.8**	***($0.8)***	**$2.2**	**$3.8**	***$1.6***
% of VAR	*15.0%*	*13.2%*	*-1.9%*	*7.9%*	*13.2%*	*5.3%*

Selected Variance Observations

- *VAR underperformed the FY 2022 Budget by 5% but outperformed the FY 2022 2Q Forecast by 3%. Base VAR has generally outperformed as continued headwinds at ML's top customer have been offset by outperformance at other key customer accounts. New VAR has underperformed amid challenges with timely conversion of new business*
- *EBITDA has underperformed the FY 2022 Budget. Positive variance relative to the FY 2022 2Q Forecast reflects topline results and continued implementation of temporary cost-cutting measures*

Note: Financials shown above are based on Steel Connect's fiscal year-end of July 31.
Adj. EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
E refers to Estimated.
FY refers to Fiscal Year.
Q refers to Quarter.
VAR refers to Value-Added Revenue.
Source: ML management.

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CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW ModusLink Outlook Observations: Current FY 2022 Forecast Note: Financials shown above are based on Steel Connect’s fiscal year - end of July 31. Adj. EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non - recurring items. E refers to Estimated. FY refers to Fiscal Year. H refers to Half. Q refers to Quarter. VAR refers to Value - Added Revenue. Source: ML management. (dollars in millions) Current FY 2022 Forecast – 1H vs. 2H Observations The Current FY 2022 Forecast contemplates ( i ) continued headwinds at the top customer driving Base VAR and (ii) a significant pick - up in new customers driving New VAR in 2H FY 2022 FY 2022E Base VAR $23.6 $27.1 $49.2 $99.9 New VAR 1.7 1.6 13.6 16.9 VAR $25.3 $28.6 $62.9 $116.8 Gross Profit $9.4 $10.9 $22.4 $42.7 % of VAR 37.2% 38.1% 35.7% 36.6% Adjusted EBITDA $2.1 $3.8 $6.7 $12.5 % of VAR 8.2% 13.2% 10.6% 10.7% Q1 Actuals 2H EstimatedQ2 Actuals FY Estimated 8

ModusLink Outlook Observations: Current FY 2022 Forecast (cont.)

Current FY 2022 Forecast vs. FY 2022 Budget & FY 2022 2Q Forecast

(dollars in millions)

	FY 2022E Forecast					
	FY 2022 Budget	Current FY 2022 Forecast	*Change*	FY 2022 2Q Forecast	Current FY 2022 Forecast	*Change*
Base VAR	$105.5	$99.9	*($5.6)*	$98.5	$99.9	*$1.4*
New VAR	15.5	16.9	*1.4*	21.2	16.9	*(4.3)*
VAR	**$121.0**	**$116.8**	***($4.2)***	**$119.7**	**$116.8**	***($2.9)***
Gross Profit	**$47.1**	**$42.7**	***($4.4)***	**$42.6**	**$42.7**	***$0.1***
% of VAR	*38.9%*	*36.6%*	*-2.3%*	*35.6%*	*36.6%*	*1.0%*
Adjusted EBITDA	**$15.3**	**$12.5**	***($2.7)***	**$12.4**	**$12.5**	***$0.2***
% of VAR	*12.6%*	*10.7%*	*-1.9%*	*10.3%*	*10.7%*	*0.4%*

Selected Observations

- *The Current FY 2022 Forecast contemplates lower topline and profitability performance than initially budgeted*
- *Relative to the 2Q Forecast the Current FY 2022 Forecast contemplates a downward revision to VAR offset by a more favorable customer mix to keep full-year Gross Profit and EBITDA in-line[1]*

Note: Financials shown above are based on Steel Connect's fiscal year-end of July 31.
1. Relative to the FY 2022 2Q Forecast, the Current FY 2022 Forecast lowers 2H FY 2022 VAR, Gross Profit and EBITDA outlook by ~$3.8mm, $0.9mm and $1.4mm, respectively. In 2Q FY 2022, ML benefited from an uptick in performance at certain key accounts, but it remains unclear whether those favorable variances are due to timing or indicative of a trend. At the same time, performance at ML's top customer and with new customers registered below the FY 2022 2Q Forecast.
Adj. EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
E refers to Estimated.
FY refers to Fiscal Year.
Q refers to Quarter.
VAR refers to Value-Added Revenue.
Source: ML management, ML Projections.

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CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW 0.0% 4.0% 72.1% 16.2% 7.7% 0.0% 0.0 0.2 0.6 0.3 0.0 $0.85- $1.00 $1.00- $1.15 $1.15- $1.30 $1.30- $1.45 $1.45- $1.60 $1.60- $1.75 2.7% 14.8% 51.5% 16.4% 13.3% 1.4% 0.2 1.0 3.5 1.1 0.9 0.1 $0.85- $1.00 $1.00- $1.15 $1.15- $1.30 $1.30- $1.45 $1.45- $1.60 $1.60- $1.75 3 - Month High: $1.69 3 - Month Low: $0.92 0.0 5.0 10.0 15.0 20.0 25.0 $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 11/19/20 12/19/20 1/19/21 2/19/21 3/19/21 4/19/21 5/19/21 6/19/21 7/19/21 8/19/21 9/19/21 10/19/21 11/19/21 12/19/21 1/19/22 2/19/22 3/19/22 Volume (millions) Closing Price ($) Volume Price Recent Stock Performance Stock Performance Since Initial Proposal (11/19/20) Last Three Months 1 Since IWCO Disposition (2/25/22) 1 (shares in millions) (shares in millions) Intraday High : $ 1 . 69 Intraday Low : $ 0 . 92 Intraday High : $ 1 . 53 Intraday Low : $ 1 . 11 1. Based on the closing price in one - minute intervals as provided by Bloomberg and the amount of volume transacted during that i ntraday window. 2. Per Bloomberg, reflects the number of shares traded over the period that are included for purposes of the VWAP calculation s. FY refers to Fiscal Year. Q refers to Quarter. VWAP refers to Volume - Weighted Average Price. Source: Bloomberg and Capital IQ as of 3/31/22. Indicates Earnings Announcement Q1 FY 21 Q2 FY 21 Q3 FY 21 Q4 FY 21 Q2 FY 22 Announcement of IWCO Disposition (2/25/22) VWAP Volume 2 : 6.8 million VWAP: $1.26 VWAP Volume 2 : 3.8 million VWAP: $1.26 Q1 FY 22 2.8 Announcement of Revised Proposal (3/28/22) 10

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW Illustrative Premium Observations Implied Per Share Consideration Based on Illustrative Premium to Closing Share Price / VWAP Note: Reference to "Day" is based on trading days and reference to "Month" is based on calendar months. 1. Per Capital IQ. 2. Per Bloomberg, reflects the number of shares traded over the period that are included for purposes of the VWAP calculations. 3. Based on trading information per Bloomberg as of 3/31/22, unless otherwise indicated. ADTV refers to Average Daily Trading Volume. NA refers to Not Available. VWAP refers to Volume - Weighted Average Price. Source: Capital IQ, Bloomberg. Note: The sensitivities shown are intended to be for illustrative purposes only, and are not intended to be indicative of or pro vide any conclusions regarding valuation. Every $0.05 increase in the per share consideration relative to the Revised Proposal of $1.30 per share results in an incremental cash outlay of ~$2 million for Steel Partners. 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% 30.0% 35.0% Unaffected Date Closing (3/28/22) 0.03 0.01 $1.16 $1.16 $1.22 $1.28 $1.33 $1.39 $1.45 $1.51 $1.57 1-Day Closing 0.08 0.08 $1.29 $1.29 $1.35 $1.42 $1.48 $1.55 $1.61 $1.68 $1.74 10-Day VWAP 0.20 1.96 $1.21 $1.21 $1.27 $1.33 $1.39 $1.45 $1.51 $1.57 $1.63 20-Day VWAP 0.14 2.66 $1.24 $1.24 $1.30 $1.36 $1.43 $1.49 $1.55 $1.61 $1.67 30-Day VWAP 0.15 4.33 $1.23 $1.23 $1.29 $1.35 $1.41 $1.47 $1.54 $1.60 $1.66 2-Month VWAP 0.12 5.10 $1.21 $1.21 $1.28 $1.34 $1.40 $1.46 $1.52 $1.58 $1.64 3-Month VWAP 0.11 6.77 $1.26 $1.26 $1.32 $1.38 $1.45 $1.51 $1.57 $1.64 $1.70 6-Month VWAP 0.10 12.09 $1.50 $1.50 $1.58 $1.66 $1.73 $1.81 $1.88 $1.96 $2.03 12-Month VWAP 0.12 28.59 $1.78 $1.78 $1.87 $1.96 $2.05 $2.14 $2.23 $2.31 $2.40 Since IWCO Disposition (2/25/22) VWAP 0.16 3.85 $1.26 $1.26 $1.32 $1.38 $1.45 $1.51 $1.57 $1.63 $1.70 Since Initial Proposal (11/19/20) VWAP 0.28 87.63 $1.93 $1.93 $2.03 $2.12 $2.22 $2.32 $2.41 $2.51 $2.61 52-week High Closing Price NA NA $2.40 $2.40 $2.52 $2.64 $2.76 $2.88 $3.00 $3.12 $3.24 52-week Low Closing Price NA NA $1.00 $1.00 $1.05 $1.10 $1.15 $1.20 $1.25 $1.30 $1.35 Illustrative Premium to Closing Share Price / VWAP Closing Share Price / VWAP [3] Average Daily Trading Volume (mm) [1] VWAP Volume (mm) [2] 11

Page 1. Selected General Updates 3 2. Preliminary Financial Analyses Summary 12 3. Selected Changes to Preliminary Discussion Materials Dated 1/10/22 18 4. Preliminary Financial Analyses: ModusLink 22 5. Appendices 29 6. Disclaimer 36

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW $0.00 $0.28 $0.60 $0.95 $0.72 $0.14 $0.56 $1.05 $1.42 $1.00 Current Stock Price [1]: $1.29 Revised Proposal: $1.30 $0.00 $0.50 $1.00 $1.50 $2.00 Selected Companies Analysis LTM Ended 1/31/22 Adjusted EBITDA ML: 4.0x - 6.0x Selected Companies Analysis FY 2022E Adjusted EBITDA ML: 4.0x - 6.0x Selected Companies Analysis FY 2023E Adjusted EBITDA ML: 4.0x - 6.0x Selected Transactions Analysis FY 2022E Adjusted EBITDA ML: 4.5x - 6.5x Discounted Cash Flow Analysis ML Perpetual Growth Rate: 0.0% - 2.0% ML Discount Rate: 13.0% - 15.0% Implied Equity Value Per Share Reference Range Preliminary Financial Analyses Summary Steel Connect Implied Equity Value Per Share Reference Ranges Note: No particular weight was attributed to any analysis. 1. Based on closing stock price as of 3/31/22. Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation, and Amortization, adjusted for certain non - recurring it ems. E refers to Estimated. FY refers to Fiscal Year. Source: Refer to following page for additional details and sources. Illustrative Only Illustrative Only 13

Preliminary Financial Analyses Summary (cont.)

Steel Connect

(dollars and shares outstanding in millions, except per share values)

	[Illustrative Only] Selected Companies Analysis LTM Ended 1/31/22 Adjusted EBITDA		Selected Companies Analysis FY 2022E Adjusted EBITDA		Selected Companies Analysis FY 2023E Adjusted EBITDA		[Illustrative Only] Selected Transactions Analysis [11] FY 2022E Adjusted EBITDA		Discounted Cash Flow Analysis Perpetual Growth Rate	
Implied Equity Value Reference Range - ModusLink [1] [2]	**$50.9**	**$67.4**	**$68.1**	**$93.2**	**$87.9**	**$122.9**	**$74.3**	**$99.4**	**$95.1**	**$119.9**
Present Value of Steel Connect Corporate Expenses [3]	(39.2)	(50.9)	(39.2)	(50.9)	(39.2)	(50.9)	(5.0)	(5.0)	(39.2)	(50.9)
Present Value of Net Operating Losses [4]	0.0	0.4	0.0	0.4	0.0	0.4	0.0	0.0	0.0	0.4
Steel Connect Cash and Cash Equivalents as of 1/31/2022 [5]	37.8	37.8	37.8	37.8	37.8	37.8	37.8	37.8	37.8	37.8
Note Payable as of 1/31/2022 [5] [6]	0.0	3.5	0.0	3.5	0.0	3.5	0.0	3.5	0.0	3.5
Convertible Senior Notes as of 1/31/2022 [5] [7]	(14.9)	(14.9)	(14.9)	(14.9)	(14.9)	(14.9)	(14.9)	(14.9)	(14.9)	(14.9)
Series C Convertible Preferred Stock as of 1/31/2022 [5] [8]	(35.0)	(35.0)	(35.0)	(35.0)	(35.0)	(35.0)	(35.0)	(35.0)	(35.0)	(35.0)
Implied Total Equity Value Reference Range [9]	**(0.5)**	**8.2**	**16.7**	**34.0**	**36.5**	**63.7**	**57.2**	**85.7**	**43.8**	**60.7**
Diluted Shares Outstanding [5] [10]	60.5	60.5	60.5	60.5	60.5	60.5	60.5	60.5	60.5	60.5
Implied Equity Value Per Share Reference Range	**$0.00**	**$0.14**	**$0.28**	**$0.56**	**$0.60**	**$1.05**	**$0.95**	**$1.42**	**$0.72**	**$1.00**

Note: Refer to page 23 for derivation of ML equity value reference ranges.

1. *Per ML management, ModusLink currently has ~$10 million of 'trapped cash' potentially subject to repatriation, as well as over ~$5 million of cash required for near-term net working capital needs; if this cash was excluded from the implied equity value reference ranges for ModusLink, it would result in a reduction of ~$0.25 to the implied equity value per share reference ranges shown above.*
2. *Per SC and ML managements, in early March 2022, ML received the Revised IOI based on a purchase price for ML of $80 million, incorporating ML's ~$20 million cash balance and a reduction of ~$18 million for future operating lease payments, following an initial indication of interest based on a valuation of $70 million submitted in November 2021; however, the Revised IOI was subsequently withdrawn.*
3. *For Selected Companies and DCF approaches, reflects present value of annual corporate expense projections of ~$7.0 million to ~$7.5 million per Corporate Expense Projections, tax-effected and using a discount rate range of 13.0% to 15.0%. SC management has indicated it is exploring opportunities to reduce certain corporate expenses following the disposition of IWCO but does not yet have sufficient information to revise or provide estimated changes to the Corporate Expense Projections. Refer to the next page for illustrative details related to the potential impact of corporate expense savings on implied equity value per share reference ranges. Illustrative Selected Transactions approach illustratively assumes liquidation of corporate entity and $5 million of wind-down/severance cash outlays, based on discussions with SC management.*
4. *Reflects net present value of tax savings from utilization of the Company's federal NOL balance of ~$2.2 billion (of which ~$1.8 billion expires in 2023), inclusive of $97 million of worthless stock deduction accrued in FY 2022 as a result of the IWCO disposition. Based on the NOL Projections, the Consolidated Projections, a federal corporate tax rate of 21%, and a discount rate range of 15.0% to 18.0%. Per SC management, state NOLs are not projected to have material value, if any, and foreign NOLs are not projected to be utilized; as such, we have ascribed zero value to state and foreign NOLs in the above analyses. Subject to further review.*
5. *Per Company management.*
6. *Reflects note payable received in connection with disposition of IWCO. Per discussions with SC management, the likelihood of recovering any value from the note payable is minimal and is therefore ascribed zero value on the low end and 50% of its face value of $6.9 million on the high end.*
7. *Reflects outstanding principal balance of Convertible Senior Notes as of 1/31/22. In a situation under which the conversion option is deemed to be in-the-money (implied per share equity value greater than $2.37 per share), the outstanding balance would be reduced to $0 and the diluted shares outstanding figure would be increased by 6.3 million shares.*
8. *Reflects liquidation preference of outstanding Series C Convertible Preferred Stock as of 1/31/22. In a situation under which the conversion option is deemed to be in-the-money (implied per share equity value greater than $1.96 per share), the liquidation preference would be reduced to $0 and the diluted shares outstanding figure would be increased by 17.9 million shares.*
9. *Equity value cannot equal less than zero; negative equity values are shown above for illustrative purposes to demonstrate extent to which equity is out-of-the-money.*
10. *Reflects 60.5 million common shares outstanding as of 3/1/22, plus the impact of 2.0 thousand stock options outstanding, to the extent in-the-money (based on the treasury method), per SC management.*
11. *Illustrative Selected Transactions approach assumes buyer would pay SC proceeds for ModusLink and that SC would wind down the corporate entity. For illustrative purposes, assumes zero NOL value and assumes wind-down/severance cash outlays of $5 million, based on discussion with SC management. Also assumes any taxable gain on a sale of ML is offset by existing NOLs. Subject to continued review.*

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation, and Amortization, adjusted for certain non-recurring items. E refers to Estimated. FY refers to Fiscal Year.

Source: SC and ML managements; Consolidated Projections; Capital IQ; Bloomberg; public filings.

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CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW Illustrative SC Corporate Expenses Sensitivity Analyses 1. Reduction in annual corporate expenses is assumed to start in FY 2023E. 2. Based on corporate expense level in FY 2023. 3. Reflects change to Present Value of Steel Connect Corporate Expenses as shown on the prior page; based on midpoint of implied pr esent value ranges. 4. Reflects change to the Present Value of Net Operating Losses as shown on the prior page; based on midpoint of implied present va lue ranges. 5. Calculated as the sum of Reduction to PV of SC Corporate Expenses and Increase to PV of NOLs. 6. Based on diluted shares outstanding as shown on the prior page. NOL refers to Net Operating Loss. PV refers to Present Value. Source: SC and ML managements, Consolidated Projections. (dollars in millions, except per share values) Every $1 million reduction in Steel Connect corporate expenses would result in a ~$6 - $7 million increase to the Company’s implied equity value, or ~$0.11 per share . Illustrative Steel Connect Corporate Expense Reduction Sensitivities The Corporate Expense Projections contemplate annual corporate SG&A expenses of ~$7.0 million to ~$7.5 million consisting of th e following: ( i ) ~$3.7 million of management & personnel expenses for time allocated specifically to corporate/accounting/audit matters; (ii ) ~ $1.1 million of board fees; (iii) ~$1.5 million of professional fees (e.g., legal, stock exchange) and (iv) ~$0.8 million of taxes and other exp enses. SC management has not revised its projections for such expenses following the disposition of IWCO, but has noted it is explor ing certain savings opportunities. SC management has indicated that it does not yet have sufficient information to provide estimates around potential cost savin gs, but expects that most expenses will continue to be incurred under all potential operating scenarios. The illustrative sensitivities below highlight the potential impact of reductions to annual corporate expenses (and correspon din g implications for NOL usage) on both the implied total equity value and equity value per share reference ranges for Steel Connect across both t he Selected Companies and Discounted Cash Flow approaches shown on the prior page. Reduction in Annual Corporate Expenses [1] $1.0 $2.0 $3.0 $4.0 $5.0 Implied % of Total Corporate Expenses [2] 14% 28% 42% 56% 70% Reduction to PV of SC Corporate Expenses [3] $5.9 $11.7 $17.6 $23.4 $29.3 Increase to PV of NOLs [4] $0.6 $1.5 $2.5 $3.7 $5.0 Increase to Implied Total Equity Value [5] $6.5 $13.2 $20.1 $27.1 $34.3 Increase to Implied Per Share Equity Value [6] $0.11 $0.22 $0.33 $0.45 $0.57 15

Illustrative Federal NOL Observations

Schedule of Steel Connect Federal NOLs

(dollars in millions)

Year Generated	NOL Amount	Maximum Tax Shelter [1]	Expiration Date
FY 2003	$1,786.0	$375.1	7/31/2023
FY 2004	$48.3	$10.2	7/31/2024
FY 2007	$19.4	$4.1	7/31/2027
FY 2008	$39.7	$8.3	7/31/2028
FY 2009	$4.8	$1.0	7/31/2029
FY 2011	$14.6	$3.1	7/31/2031
FY 2012	$5.3	$1.1	7/31/2032
FY 2013	$44.0	$9.2	7/31/2033
FY 2015	$12.7	$2.7	7/31/2035
FY 2016	$40.9	$8.6	7/31/2036
FY 2017	$13.1	$2.7	7/31/2037
FY 2018	$30.7	$6.4	7/31/2038
FY 2022	$97.0 [2]	$20.4	NA [3]
Total	**$2,156.4**	**$452.8**	

Every $3 million of NOL shelter results in an increase of ~$0.05 to the implied equity value per share reference range

Note: Does not reflect $73.4 million of foreign NOLs or $111.1 million of state NOLs, which SC management has indicated it does not project utilizing over the projection period.
1. Calculated by multiplying corresponding gross NOL amount by the current federal tax rate of 21.0%.
2. Reflects $97 million worthless stock deduction from disposition of IWCO, per SC management. Additional NOLs may be generated in FY 2022 depending on final year-end results.
3. NOLs generated after FY 2018 are not expected to expire, per SC management.
FY refers to Fiscal Year; NA refers to Not Available; NOL refers to Net Operating Loss.
Source: SC management, Consolidated Projections.

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Illustrative Federal NOL Observations (cont.)

8/1/2011-7/31/2016	8/1/2016-7/31/2021	8/1/2021-7/31/2025
~$11 million NOL usage	~$54 million NOL usage	~$0 million NOL usage

- Per Steel Connect and ModusLink management, the Consolidated Projections do not contemplate material usage of the Company's ~$2.2 billion of NOL's (~$1.8 billion of which expire on 7/31/2023).
- Per Steel Connect management, Steel Connect has utilized ~$65 million of NOLs over the last 10 years[1] and ~$54 million of NOLs over the last 5 years[1]
- For illustrative purposes only, the below provides an analysis of the hypothetical present value reference range of tax savings in the event that Steel Connect is able to generate NOL utilization[2] approximating historical performance, based on a federal corporate tax rate of 21% and an assumed discount rate range of 15% to 18%:
  (i) the implied present value reference range of tax savings would be ~$7.4 million to ~$8.0 million assuming that ~$65 million of NOLs were utilized ratably over each of the next 10 years[3]
  (ii) the implied present value reference range of tax savings would be ~$8.5 million to ~$8.9 million assuming that ~$54 million of NOLs were utilized ratably over each of the next 5 years[4]

Every $3 million of NOL shelter results in an increase of ~$0.05 to the implied equity value per share reference range

Note: Does not reflect $73.4 million of foreign NOLs or $111.1 million of state NOLs, which SC management has indicated it does not project utilizing over the projection period.
1. 10-year time period based on 8/1/2011 to 7/31/2021 and 5-year time period based on 8/1/2016 to 7/31/2021.
2. Potentially through acquisitions.
3. Refers to the 8/1/2021 to 7/31/2031 period.
4. Refers to the 8/1/2021 to 7/31/2026 period.
FY refers to Fiscal Year; NA refers to Not Available; NOL refers to Net Operating Loss.
Source: SC management, Consolidated Projections.

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Page 1. Selected General Updates 3 2. Preliminary Financial Analyses Summary 12 3. Selected Changes to Preliminary Discussion Materials Dated 1/10/22 18 4. Preliminary Financial Analyses: ModusLink 22 5. Appendices 29 6. Disclaimer 36

Summary of Selected Changes Relative to Prior Preliminary Financial Analyses Dated January 10, 2022

The following changes have been made relative to the prior preliminary discussion materials dated 1/10/22

- **Disposition of IWCO:**
  - The total equity value and equity value per share reference ranges for Steel Connect were adjusted to reflect (i) removal of the implied equity value reference ranges of IWCO and (ii) inclusion of the note payable from IWCO.
  - *The implied equity value for IWCO ranged from $0.0 to $146.9 million in the prior preliminary discussion materials dated 1/10/22*
- **Present Value of Net Operating Losses ("NOLs"):**
  - SC and ML managements provided updated NOL Projections, reflecting (i) removal of IWCO from the Consolidated Projections, and (ii) revised assumptions related to breakdown of foreign vs. domestic earnings in the ML Projections[1]
  - *The present value of NOLs decreased by $40.9 million to $47.1 million relative to the prior preliminary discussion materials dated 1/10/22, primarily due to the impact of the IWCO disposition and ensuing reduction in projected taxable earnings*
- **The Preliminary Financial Analyses were updated to reflect the following updated financial information provided by SC and ML managements:**
  - Updated based on use of Current FY 2022E forecast in the ML Projections (with projections for the outer years remaining unchanged)
  - Balance sheet financials based on 1/31/22 figures (compared to 10/31/21 figures incorporated in the prior preliminary discussion materials dated 1/10/22)
  - Capitalization information as of 3/1/22 (compared to information as of 12/28/21 incorporated in the prior preliminary discussion materials dated 1/10/22)
- **Preliminary Selected Companies Analysis:**
  - The preliminary selected companies analysis for ML was updated to reflect stock prices and other publicly available financial information as of 3/31/22 (previously, as of 1/4/22 market close). *See page 21 for further detail on observed multiples.*
  - No changes have been made to the selected multiples ranges relative to the prior preliminary discussion materials dated 1/10/22
- **Preliminary Illustrative Selected Transactions Analysis:**
  - The ML preliminary illustrative selected transactions were updated to include the recently announced acquisitions of (i) Clipper Logistics plc by GXO Logistics, Inc., (ii) Kane Logistics, Inc. by ID Logistics Group SA, (iii) LF Logistics Holdings Limited by A.P. Møller - Mærsk A/S and (iv) Whiplash Inc. by Ryder System, Inc.
  - The preliminary illustrative selected transactions analysis for ModusLink was updated to reflect (i) capitalization of FY 2022E Adjusted EBITDA instead of the corresponding metric for FY 2021 (given the passage of time) and (ii) an increase to the selected multiple range by 0.5x relative to the prior preliminary discussion materials dated 1/10/22
- **Preliminary Discounted Cash Flow ("DCF") Analysis:**
  - Stock prices, betas, risk-free rates and other public information utilized in discount rate calculations have been updated to market close on 3/31/22 (previously, as of 1/4/22 market close)
  - No changes have been made to the selected discount rate range and the selected perpetual growth rates utilized in the preliminary DCF analysis relative to the prior preliminary discussion materials dated 1/10/22

1. The Consolidated Projections now incorporate $97 million of incremental NOLs generated from the IWCO disposition, but such NOLs are not projected to be able to be utilized due to limited US earnings.

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Selected Changes to Preliminary Financial Analyses

ModusLink

(dollars in millions, except per share amounts)

	January 10, 2022 Discussion Materials			April 4, 2022 Discussion Materials		
	Selected Companies Analysis					
Metric Capitalized	FY 2021 Adjusted EBITDA	FY 2022E Adjusted EBITDA	FY 2023E Adjusted EBITDA	LTM Ended 1/31/22 Adjusted EBITDA [Illustrative Only]	FY 2022E Adjusted EBITDA	FY 2023E Adjusted EBITDA
Base Amount	$17.3	$12.4	$17.5	$8.3	$12.5	$17.5
Selected Multiple Range	4.0x - 6.0x	4.0x - 6.0x	4.0x - 6.0x	4.0x - 6.0x	4.0x - 6.0x	4.0x - 6.0x
Implied Equity Value [1]	**$85.4 - $119.9**	**$65.9 - $90.6**	**$86.3 - $121.4**	**$50.9 - $67.4**	**$68.1 - $93.2**	**$87.9 - $122.9**

	Selected Transactions Analysis [Illustrative Only]	
Metric Capitalized	FY 2021 Adjusted EBITDA	FY 2022E Adjusted EBITDA
Base Amount	$17.3	$12.5
Selected Multiple Range	4.0x - 6.0x	4.5x - 6.5x
Implied Equity Value [1]	**$85.4 - $119.9**	**$74.3 - $99.4**

	Discounted Cash Flow Analysis	
Terminal Metric	Unlevered Free Cash Flow	Unlevered Free Cash Flow
Perpetual Growth Rate Range	0.0% - 2.0%	0.0% - 2.0%
Discount Rate Range	13.0% - 15.0%	13.0% - 15.0%
Implied Equity Value [1]	**$92.4 - $116.8**	**$95.1 - $119.9**

1. Refer to page 23 for further detail on derivation of ML current equity value reference ranges.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization.
E refers to Estimated.
FY refers to Fiscal Year.
Source: SC and ML managements; January 10, 2022 Discussion Materials based on ML Projections prepared as of December 2021; current preliminary discussion materials based on ML Projections prepared as of February 2022; Capital IQ; Bloomberg; public filings.

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Selected Market Changes

ModusLink Selected Companies

	Pricing As of 1/4/22			Pricing As of 3/31/22			Change Versus Prior Materials		
	Enterprise Value [1] to Adjusted EBITDA			Enterprise Value [1] to Adjusted EBITDA			Enterprise Value [1] to Adjusted EBITDA		
Selected Company	**LTM**	**FY 2022E[2]**	**FY 2023E[2]**	**LTM**	**FY 2022E[2]**	**FY 2023E[2]**	**LTM**	**FY 2022E[2]**	**FY 2023E[2]**
Celestica Inc.	8.3x	4.7x	4.2x	6.7x	5.0x	4.6x	-1.6x	0.3x	0.4x
CJ Logistics Corporation	5.4x	5.3x	4.8x	5.4x	4.9x	4.6x	0.0x	-0.4x	-0.2x
Clipper Logistics plc	26.5x	13.1x	11.7x	27.0x	13.4x	12.1x	0.4x	0.3x	0.4x
Deutsche Post AG	7.7x	6.3x	6.2x	5.6x	4.6x	4.5x	-2.1x	-1.7x	-1.7x
FedEx Corporation	8.6x	7.6x	7.0x	7.3x	6.8x	6.3x	-1.3x	-0.7x	-0.7x
Flex Ltd.	6.3x	6.7x	6.2x	6.5x	6.5x	6.0x	0.2x	-0.2x	-0.1x
Jabil Inc.	6.3x	5.2x	5.3x	5.3x	4.5x	4.3x	-1.0x	-0.6x	-1.0x
Kerry Logistics Network Limited	8.0x	7.0x	7.8x	5.2x	6.0x	5.5x	-2.9x	-1.0x	-2.3x
Kuehne + Nagel International AG	15.1x	10.8x	11.9x	9.3x	9.3x	10.9x	-5.8x	-1.5x	-1.0x
United Parcel Service, Inc.	14.0x	12.7x	12.1x	12.3x	11.3x	11.1x	-1.7x	-1.4x	-1.0x
Wincanton plc	7.1x	4.5x	4.1x	7.5x	4.7x	4.4x	0.4x	0.2x	0.2x
GXO Logistics, Inc.	19.4x	16.2x	14.1x	15.0x	11.3x	10.2x	-4.4x	-4.9x	-4.0x
Low	5.4x	4.5x	4.1x	5.2x	4.5x	4.3x	-0.2x	0.1x	0.2x
High	26.5x	16.2x	14.1x	27.0x	13.4x	12.1x	0.4x	-2.8x	-2.0x
Median	8.2x	6.9x	6.6x	7.0x	6.2x	5.8x	-1.2x	-0.6x	-0.8x
Mean	11.1x	8.3x	8.0x	9.4x	7.4x	7.0x	-1.6x	-1.0x	-0.9x

Note: No company used in this analysis for comparative purposes is identical to ModusLink.

1. *Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents.*
2. *Multiples based on forward looking financial information have been calendarized to ModusLink's fiscal year end of July 31 for all of the selected companies, except for Jabil Inc., whose fiscal year end is August 31.*

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
E refers to Estimated.
FY refers to Fiscal Year.
LTM refers to the most recently completed 12-month period for which financial information has been made public.
Source: Bloomberg, Capital IQ and public filings.

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Page 1. Selected General Updates 3 2. Preliminary Financial Analyses Summary 12 3. Selected Changes to Preliminary Discussion Materials Dated 1/10/22 18 4. Preliminary Financial Analyses: ModusLink 22 5. Appendices 29 6. Disclaimer 36

ModusLink: Preliminary Financial Analyses Summary

(dollars in millions)

	[Illustrative Only]			*[Illustrative Only]*	
	Selected Companies Analysis	**Selected Companies Analysis**	**Selected Companies Analysis**	**Selected Transactions Analysis [3]**	**Discounted Cash Flow Analysis**
	LTM Ended 1/31/22 Adjusted EBITDA	FY 2022E Adjusted EBITDA	FY 2023E Adjusted EBITDA	FY 2022E Adjusted EBITDA	Perpetual Growth Rate 0.0% -- 2.0% Discount Rate
Corresponding Base Amount	$8.3	$12.5	$17.5	$12.5	13.0% -- 15.0%
Selected Multiples Range	4.0x -- 6.0x	4.0x -- 6.0x	4.0x -- 6.0x	4.5x -- 6.5x	
Implied Enterprise Value Reference Range	**$33.0 -- $49.5**	**$50.2 -- $75.3**	**$70.0 -- $105.0**	**$56.5 -- $81.6**	**$77.3 -- $102.1**
Cash and Cash Equivalents as of 1/31/2022 [1] [2]	17.9 -- 17.9	17.9 -- 17.9	17.9 -- 17.9	17.9 -- 17.9	17.9 -- 17.9
Implied Total Enterprise Value Reference Range	$50.9 -- $67.4	$68.1 -- $93.2	$87.9 -- $122.9	$74.3 -- $99.4	$95.1 -- $119.9
Total Debt as of 1/31/2022 [1]	0.0 -- 0.0	0.0 -- 0.0	0.0 -- 0.0	0.0 -- 0.0	0.0 -- 0.0
Implied Equity Value Reference Range [3]	**$50.9 -- $67.4**	**$68.1 -- $93.2**	**$87.9 -- $122.9**	**$74.3 -- $99.4**	**$95.1 -- $119.9**

1. *Per SC and ML managements.*
2. *ML management has indicated that (i) ~$10 million of ML's cash and cash equivalents balance is currently "trapped cash" and would potentially be subject to repatriation tax and (ii) over ~$5 million of ML's cash and cash equivalents balance may be required for near-term net working capital requirements; these amounts have not been excluded from the cash balances shown above. Per SC and ML managements, ML may dividend to SC up to $10 million allowable under its existing credit facility.*
3. *Per SC and ML management, in early March 2022, ML received the Revised IOI based on a purchase price for ML of $80 million, incorporating ML's ~$20 million cash balance and a reduction of ~$18 million for future operating lease payments, following an initial indication of interest based on a valuation of $70 million submitted in November 2021; however, the Revised IOI was subsequently withdrawn.*

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation, and Amortization, adjusted for certain non-recurring items.
E refers to Estimated.
FY refers to Fiscal Year.
Source: SC and ML managements; ML Projections; Capital IQ; Bloomberg; public filings.

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ModusLink Historical and Projected Financial Information

	Fiscal Year Ended July 31,			LTM Ended	Fiscal Year Ending July 31,				CAGR	CAGR
	2019	2020	2021	1/31/2022	2022E	2023E	2024E	2025E	2019 to 2021	2021 to 2025E
Revenue	**$332.9**	**$338.5**	**$226.3**	**$195.8**	**$203.2**	**$240.3**	**$249.5**	**$259.3**	-17.6%	3.5%
Growth %		*1.7%*	*-33.1%*		*-10.2%*	*18.2%*	*3.8%*	*3.9%*		
Cost of Materials	(191.4)	(190.3)	(109.0)	(90.2)	(86.5)	(116.8)	(121.3)	(126.0)		
VAR	**$141.5**	**$148.2**	**$117.2**	**$105.6**	**$116.8**	**$123.5**	**$128.3**	**$133.3**	-9.0%	3.3%
Growth %		*4.7%*	*-20.9%*		*-0.4%*	*5.8%*	*3.8%*	*3.9%*		
% of Revenue	*42.5%*	*43.8%*	*51.8%*	*53.9%*	*57.5%*	*51.4%*	*51.4%*	*51.4%*		
Cost of Goods Sold	(106.0)	(84.4)	(69.5)	(67.0)	(74.0)	(74.1)	(77.0)	(80.0)		
Gross Profit	**$35.5**	**$63.8**	**$47.7**	**$38.6**	**$42.7**	**$49.4**	**$51.3**	**$53.3**	15.9%	2.8%
% of Revenue	*10.7%*	*18.8%*	*21.1%*	*19.7%*	*21.0%*	*20.6%*	*20.6%*	*20.6%*		
% of VAR	*25.1%*	*43.0%*	*40.7%*	*36.6%*	*36.6%*	*40.0%*	*40.0%*	*40.0%*		
Operating Expenses	(39.3)	(35.8)	(39.1)	(36.2)	(31.9)	(35.4)	(35.4)	(35.4)		
Depreciation and Amortization	5.6	4.1	3.4	2.8	2.2	3.5	3.5	3.5		
Total Adjustments [1]	7.2	2.4	5.3	3.0	(0.5)	0.0	0.0	0.0		
Adjusted EBITDA	**$9.1**	**$34.4**	**$17.3**	**$8.3**	**$12.5**	**$17.5**	**$19.4**	**$21.4**	38.1%	5.5%
Growth %		*279.7%*	*-49.8%*		*-27.3%*	*39.5%*	*10.8%*	*10.3%*		
% of Revenue	*2.7%*	*10.2%*	*7.6%*	*4.2%*	*6.2%*	*7.3%*	*7.8%*	*8.3%*		
% of VAR	*6.4%*	*23.2%*	*14.7%*	*7.8%*	*10.7%*	*14.2%*	*15.1%*	*16.1%*		
Depreciation and Amortization	(5.6)	(4.1)	(3.4)	(2.8)	(2.2)	(3.5)	(3.5)	(3.5)		
Adjusted EBIT	**$3.4**	**$30.3**	**$13.9**	**$5.5**	**$10.3**	**$14.0**	**$15.9**	**$17.9**	101.7%	6.6%
Growth %		*788.2%*	*-54.2%*		*-25.4%*	*35.3%*	*13.5%*	*12.6%*		
% of Revenue	*1.0%*	*8.9%*	*6.1%*	*2.8%*	*5.1%*	*5.8%*	*6.4%*	*6.9%*		

1. Total Adjustments:

Severance	*1.0*	*3.1*	*(0.1)*	*(0.4)*	*(0.0)*	*0.0*	*0.0*	*0.0*
Provision for Asset Impairment	*3.0*	*0.0*	*0.0*	*0.0*	*0.0*	*0.0*	*0.0*	*0.0*
Bad Debt Expense	*0.9*	*0.2*	*(0.0)*	*0.1*	*(0.0)*	*0.0*	*0.0*	*0.0*
Cyber-Attack Impact	*1.5*	*(0.7)*	*0.0*	*(0.0)*	*0.0*	*0.0*	*0.0*	*0.0*
Penalties & Fines	*0.8*	*(0.2)*	*(0.0)*	*(0.1)*	*(0.0)*	*0.0*	*0.0*	*0.0*
SAP Project Costs	*0.0*	*0.0*	*2.6*	*2.6*	*0.0*	*0.0*	*0.0*	*0.0*
France / Hungary non-cash charge	*0.0*	*0.0*	*1.6*	*0.0*	*0.0*	*0.0*	*0.0*	*0.0*
eBusiness PCL charge	*0.0*	*0.0*	*1.2*	*0.8*	*(0.5)*	*0.0*	*0.0*	*0.0*
Total Adjustments	***$7.2***	***$2.4***	***$5.3***	***$3.0***	***($0.5)***	***$0.0***	***$0.0***	***$0.0***

Selected Commentary

A. After stabilizing in FY 2019 – FY 2020, VAR declined by ~21% in FY 2021 as a result of (i) customer exits and (ii) organic volume declines at certain top customers. VAR is expected to stabilize again, growing at ~3.3% over the projection period.

B. Gross profit nearly doubled between FY 2019 and FY 2020 amid a management program to cut direct labor costs and exit unprofitable accounts, with gross margins generally projected to remain elevated (at levels near FY 2021 performance).

C. ModusLink management is forecasting that Adjusted EBITDA will generally grow at a CAGR of ~5.5% after FY 2021, driven primarily by (i) new business VAR outpacing erosion in the baseline business and (ii) continued cost discipline supporting elevated profit margins.

D. ModusLink is facing a decline in demand from certain customers, including due to the semiconductor chip shortage, which has impacted LTM and FY 2022 performance. ModusLink management believes that some recovery in demand from such customers, coupled with new business wins, will lead to a rebound in the outer years of the projection period.

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items; CAGR refers to Compound Annual Growth Rate; E refers to Estimated; FY refers to Fiscal Year; VAR refers to Value-Added Revenue.

Source: SC and ML managements, historical figures per SC and ML managements and public filings; projected figures per ML Projections.

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ModusLink: Preliminary Selected Companies Analysis

(dollars in millions, except per share values)

Selected Company	Share Price [2]	Equity Market Value [2,3]	Enterprise Value [2,3]	Enterprise Value [1] to Adjusted EBITDA LTM	FY 2022E [4]	FY 2023E [4]
Celestica Inc.	$11.91	$1,633.7	$2,034.1	6.7x	5.0x	4.6x
CJ Logistics Corporation	$104.55	$2,085.2	$3,694.9	5.4x	4.9x	4.6x
Clipper Logistics plc	$15.66	$1,644.7	$1,643.0	27.0x	13.4x	12.1x
Deutsche Post AG	$48.38	59,945.4	62,094.9	5.6x	4.6x	4.5x
FedEx Corporation	$231.39	60,956.9	75,400.9	7.3x	6.8x	6.3x
Flex Ltd.	$18.55	9,051.1	10,923.1	6.5x	6.5x	6.0x
Jabil Inc.	$61.73	9,222.1	11,011.1	5.3x	4.5x	4.3x
Kerry Logistics Network Limited	$2.29	4,155.5	4,185.4	5.2x	6.0x	5.5x
Kuehne + Nagel International AG	$285.70	34,420.5	32,305.2	9.3x	9.3x	10.9x
United Parcel Service, Inc.	$214.46	187,276.7	198,614.7	12.3x	11.3x	11.1x
Wincanton plc	$5.07	645.9	667.5	7.5x	4.7x	4.4x
GXO Logistics, Inc.	$71.34	8,191.5	8,858.5	15.0x	11.3x	10.2x
Low				5.2x	4.5x	4.3x
High				27.0x	13.4x	12.1x
Median				7.0x	6.2x	5.8x
Mean				9.4x	7.4x	7.0x

Note: No company used in this analysis for comparative purposes is identical to ModusLink.
1. *Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents.*
2. *Based on closing prices as of 3/31/22.*
3. *Based on diluted shares.*
4. *Multiples based on forward looking financial information have been calendarized to ModusLink's fiscal year end of July 31 for all of the selected companies, except for Jabil Inc., whose fiscal year end is August 31.*

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
E refers to Estimated.
FY refers to Fiscal Year.
LTM refers to the most recently completed 12-month period for which financial information has been made public.
Source: Bloomberg, Capital IQ and public filings.

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HOULIHAN LOKEY | 25

ModusLink: Preliminary Selected Benchmarking Data

Size (LTM Revenue, millions)	
United Parcel Service, Inc.	$97,287.0
FedEx Corporation	$91,683.0
Deutsche Post AG	$90,809.8
Kuehne + Nagel International AG	$35,618.8
Jabil Inc.	$30,744.0
Flex Ltd.	$25,456.0
Kerry Logistics Network Limited	$10,081.1
CJ Logistics Corporation	$9,338.4
GXO Logistics, Inc.	$7,940.0
Celestica Inc.	$5,634.7
Wincanton plc	$1,752.9
Clipper Logistics plc	$1,047.9
ModusLink	**$195.8**

Size [1] (Enterprise Value as of 3/31/22, millions)	
United Parcel Service, Inc.	$198,614.7
FedEx Corporation	$75,400.9
Deutsche Post AG	$62,094.9
Kuehne + Nagel International AG	$32,305.2
Jabil Inc.	$11,011.1
Flex Ltd.	$10,923.1
GXO Logistics, Inc.	$8,858.5
Kerry Logistics Network Limited	$4,185.4
CJ Logistics Corporation	$3,694.9
Celestica Inc.	$2,034.1
Clipper Logistics plc	$1,643.0
Wincanton plc	$667.5

Revenue Growth (FY 2019 to FY 2021 Revenue)	
Clipper Logistics plc	24.4%
Kerry Logistics Network Limited	20.3%
Kuehne + Nagel International AG	15.6%
United Parcel Service, Inc.	12.1%
FedEx Corporation	10.9%
GXO Logistics, Inc.	8.9%
Jabil Inc.	7.6%
Deutsche Post AG	7.5%
Wincanton plc	4.7%
CJ Logistics Corporation	2.2%
Flex Ltd.	-1.8%
Celestica Inc.	-4.3%
ModusLink	**-17.6%**

Revenue Growth (FY 2021 to FY 2023E Revenue)	
GXO Logistics, Inc.	11.4%
Clipper Logistics plc	9.7%
Celestica Inc.	8.0%
Kerry Logistics Network Limited	8.0%
United Parcel Service, Inc.	5.5%
Jabil Inc.	5.2%
Wincanton plc	5.0%
FedEx Corporation	5.0%
CJ Logistics Corporation	4.3%
Deutsche Post AG	4.2%
Flex Ltd.	3.9%
ModusLink	**3.1%**
Kuehne + Nagel International AG	2.6%

Adjusted EBITDA Growth (FY 2019 to FY 2021 Adjusted EBITDA)	
Kuehne + Nagel International AG	38.4%
ModusLink	**38.1%**
Clipper Logistics plc	37.2%
Kerry Logistics Network Limited	24.3%
Deutsche Post AG	18.9%
Flex Ltd.	18.0%
United Parcel Service, Inc.	17.1%
FedEx Corporation	12.2%
Jabil Inc.	12.0%
Celestica Inc.	11.8%
GXO Logistics, Inc.	7.4%
Wincanton plc	6.3%
CJ Logistics Corporation	3.3%

Adjusted EBITDA Growth (FY 2021 to FY 2023E Adjusted EBITDA)	
Clipper Logistics plc	22.3%
GXO Logistics, Inc.	19.1%
Celestica Inc.	16.4%
Wincanton plc	14.4%
Deutsche Post AG	13.1%
Jabil Inc.	9.3%
United Parcel Service, Inc.	8.7%
Kerry Logistics Network Limited	7.1%
FedEx Corporation	6.5%
CJ Logistics Corporation	6.0%
Flex Ltd.	5.1%
Kuehne + Nagel International AG	4.3%
ModusLink	**0.7%**

Profitability (LTM Adjusted EBITDA to LTM Revenue)	
United Parcel Service, Inc.	16.5%
Deutsche Post AG	12.2%
FedEx Corporation	11.3%
Kuehne + Nagel International AG	9.8%
Kerry Logistics Network Limited	8.0%
GXO Logistics, Inc.	7.4%
CJ Logistics Corporation	7.3%
Jabil Inc.	6.8%
Flex Ltd.	6.6%
Clipper Logistics plc	5.8%
Celestica Inc.	5.4%
Wincanton plc	5.1%
ModusLink	**4.2%**

Profitability (FY 2022E to FY 2023E Average Adjusted EBITDA Margin)	
United Parcel Service, Inc.	16.6%
Deutsche Post AG	14.6%
FedEx Corporation	11.9%
Clipper Logistics plc	10.8%
Kuehne + Nagel International AG	9.6%
GXO Logistics, Inc.	8.6%
Wincanton plc	7.8%
CJ Logistics Corporation	7.6%
Jabil Inc.	7.4%
Kerry Logistics Network Limited	7.1%
ModusLink	**6.8%**
Flex Ltd.	6.5%
Celestica Inc.	6.2%

Profitability (LTM Adjusted EBIT to LTM Revenue)	
United Parcel Service, Inc.	13.5%
Deutsche Post AG	9.9%
Kuehne + Nagel International AG	9.0%
Kerry Logistics Network Limited	7.1%
FedEx Corporation	7.0%
Clipper Logistics plc	4.9%
Wincanton plc	4.7%
Flex Ltd.	4.4%
Jabil Inc.	3.8%
GXO Logistics, Inc.	3.2%
CJ Logistics Corporation	3.2%
Celestica Inc.	3.2%
ModusLink	**2.8%**

Profitability (FY 2022E to FY 2023E Average Adjusted EBIT Margin)	
United Parcel Service, Inc.	13.6%
Deutsche Post AG	9.6%
FedEx Corporation	7.6%
Kuehne + Nagel International AG	7.1%
Kerry Logistics Network Limited	6.2%
Clipper Logistics plc	5.8%
ModusLink	**5.5%**
GXO Logistics, Inc.	5.1%
Wincanton plc	4.8%
Flex Ltd.	4.6%
Jabil Inc.	4.5%
Celestica Inc.	4.4%
CJ Logistics Corporation	3.9%

Relative Depreciation (LTM Depr. to LTM Adjusted EBITDA)	
Kuehne + Nagel International AG	7.7%
Wincanton plc	7.8%
Kerry Logistics Network Limited	11.7%
Clipper Logistics plc	15.8%
United Parcel Service, Inc.	18.3%
Deutsche Post AG	18.6%
Flex Ltd.	33.1%
ModusLink	**33.4%**
FedEx Corporation	37.9%
Celestica Inc.	41.5%
Jabil Inc.	43.6%
CJ Logistics Corporation	56.6%
GXO Logistics, Inc.	56.9%

Internal Investment (LTM Capital Expenditures to LTM Revenue)	
ModusLink [2]	**0.5%**
Kuehne + Nagel International AG	0.6%
Wincanton plc	0.7%
Celestica Inc.	0.9%
Clipper Logistics plc	1.6%
Flex Ltd.	1.7%
CJ Logistics Corporation	1.9%
Kerry Logistics Network Limited	2.6%
GXO Logistics, Inc.	3.1%
Jabil Inc.	3.9%
United Parcel Service, Inc.	4.3%
Deutsche Post AG	4.6%
FedEx Corporation	6.6%

Note: No company shown for comparative purposes is identical to ModusLink; certain selected companies do not report VAR.
1. Based on public trading prices of common stock.
2. Represents FY 2021 Capital Expenditures to FY 2021 Revenue.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
Adjusted EBIT refers to Earnings Before Interest and Taxes, adjusted for certain non-recurring items.
Depr. refers to Depreciation.
E refers to Estimated.
FY refers to Fiscal Year.
LTM refers to the most recently completed 12-month period for which financial information has been made public, other than for ModusLink, in which case LTM refers to Latest 12 Months.
Source: Bloomberg, Capital IQ, SC and ML managements, public filings, and ML Projections.

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HOULIHAN LOKEY | 26

ModusLink: Preliminary Selected Transactions Analysis

(dollars in millions)

Announced	Effective	Target	Acquiror	Transaction Value [1]	Transaction Value / LTM Adjusted EBITDA [2]	LTM Adjusted EBITDA Margin % [2]
2/20/2022	Pending	Clipper Logistics plc	GXO Logistics, Inc.	$925.6	20.0x	5.8%
2/14/2022	Pending	Kane Logistics, Inc.	ID Logistics Group SA	$240.0	NA	NA
12/22/2021	Pending	LF Logistics Holdings Limited	A.P. Møller - Mærsk A/S	$3,860.0	16.4x	18.1%
12/13/2021	1/1/2022	Whiplash Inc.	Ryder System, Inc.	$480.0	NA	NA
9/10/2021	11/23/2021	Echo Global Logistics, Inc	The Jordan Company, L.P.	$1,340.4	13.2x	3.2%
8/6/2021	10/1/2021	B2C Europe Holding B.V.	A.P. Møller - Mærsk A/S	$86.0	11.0x	NA
8/6/2021	8/6/2021	Visible Supply Chain Management, LLC	A.P. Møller - Mærsk A/S	$838.0	13.0x	NA
7/22/2021	11/15/2021	Transplace Inc	Uber Freight LLC	$2,250.0	NMF	NA
7/8/2021	Pending	Imperial Logistics Limited	DP World Limited	$1,237.4	6.1x	5.6%
7/1/2021	Pending	Syncreon.Us Inc.	DP World Limited	$1,200.0	NA	NA
6/30/2021	6/30/2021	Quad Logistics Services, LLC	Mullen Group Ltd.	$40.0	8.0x	NA
4/27/2021	8/16/2021	Agility Global Integrated Logistics	DSV Panalpina A/S	$4,200.0	16.3x	6.4%
5/12/2021	5/12/2021	Lasership, Inc.	American Securities LLC	$1,700.0	13.0x	NA
3/17/2021	3/17/2021	AIT Worldwide Logistics, Inc.	The Jordan Company, L.P.	$1,200.0	NA	NA
12/9/2020	7/7/2021	Ingram Micro Inc.	Platinum Equity, LLC	$7,200.0	6.9x	2.3%
02/19/2020	1/4/2020	Performance Team LLC	A.P. Møller - Mærsk A/S	$545.0	6.1x	17.1%
1/28/2020	3/2/2020	Prime Distribution Services, Inc.	C.H. Robinson Worldwide, Inc.	$225.0	NA	NA
11/5/2018	12/3/2018	CaseStack, Inc.	Hub Group, Inc.	$255.0	11.6x	9.1%
2/17/2015	5/29/2015	APL Logistics Ltd	Kintetsu World Express, Inc.	$1,200.0	15.0x	4.8%
12/15/2014	1/30/2015	FedEx Supply Chain Distribution System, Inc.	FedEx Corporation	$1,380.0	NA	NA
7/29/2014	9/2/2014	New Breed Holding Company	XPO Logistics, Inc.	$615.0	8.0x	12.9%
Low				$40.0	6.1x	2.3%
High				$7,200.0	20.0x	18.1%
Median				$1,200.0	12.3x	6.1%
Mean				$1,477.0	11.8x	8.5%

Note: No company used in this analysis for comparative purposes is identical to ModusLink, and no transaction used in this analysis for comparative purposes is identical to the Revised Proposal.
1. Transaction Value refers to the implied enterprise value of target company, based on the announced transaction equity price and other public information available at the time of the announcement.
2. Based on reported metric for the most recent LTM period prior to the announcement of the transaction.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items. NA refers to Not Available. NMF refers to Not Meaningful Figure.
Sources: Capital IQ, public filings, press releases.

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HOULIHAN LOKEY | 27

ModusLink: Preliminary Discounted Cash Flow Analysis

(dollars in millions)

	Projected Fiscal Year Ending July 31, 2022E [1]	2023E	2024E	2025E	Terminal Value Assumptions
Revenue	$104.6	$240.3	$249.5	$259.3	$259.3
Growth %	*-10.2%*	*18.2%*	*3.8%*	*3.9%*	
Cost of Materials	(41.7)	(116.8)	(121.3)	(126.0)	(126.0)
Cost of Sales (Goods Sold)	(40.4)	(74.1)	(77.0)	(80.0)	(80.0)
Operating Expenses	(16.8)	(35.4)	(35.4)	(35.4)	(36.9)
Depreciation and Amortization	1.0	3.5	3.5	3.5	5.0
Total Adjustments	0.0	0.0	0.0	0.0	0.0
Adjusted EBITDA	**$6.7**	**$17.5**	**$19.4**	**$21.4**	**$21.4**
% of Revenue	*6.4%*	*7.3%*	*7.8%*	*8.3%*	*8.3%*
Depreciation and Amortization	(1.0)	(3.5)	(3.5)	(3.5)	(5.0)
Adjusted EBIT	**$5.7**	**$14.0**	**$15.9**	**$17.9**	**$16.4**
Taxes [2]	(1.4)	(3.5)	(4.0)	(4.5)	(4.1)
Unlevered Earnings	**$4.2**	**$10.5**	**$11.9**	**$13.4**	**$12.3**
Depreciation and Amortization	1.0	3.5	3.5	3.5	5.0
Capital Expenditures	(1.9)	(5.0)	(5.0)	(5.0)	(5.0)
Change in Net Working Capital	(1.1)	(0.1)	(0.7)	(0.7)	(0.7)
Unlevered Free Cash Flows	**$2.2**	**$8.9**	**$9.8**	**$11.2**	**$11.6**

Implied 2025E Adjusted EBITDA Terminal Multiple [3]

Discount Rate	0.00%	1.00%	2.00%
13.00%	4.4x	4.8x	5.3x
13.50%	4.3x	4.7x	5.1x
14.00%	4.1x	4.5x	4.9x
14.50%	4.0x	4.3x	4.7x
15.00%	3.9x	4.2x	4.6x

Discount Rate	Present Value of Cash Flows (2022 - 2025)	+	PV of Terminal Value Based on Perpetual Growth Rate for 2025 Unlevered Free Cash Flow 0.00%	1.00%	2.00%	=	Implied Enterprise Value 0.00%	1.00%	2.00%
13.00%	$26.0		$63.1	$69.1	$76.1		$89.1	$95.0	$102.1
13.50%	$25.8		$60.0	$65.5	$71.9		$85.8	$91.3	$97.7
14.00%	$25.6	+	$57.2	$62.2	$68.0	=	$82.8	$87.8	$93.6
14.50%	$25.4		$54.5	$59.2	$64.5		$79.9	$84.5	$89.9
15.00%	$25.2		$52.1	$56.3	$61.3		$77.3	$81.6	$86.5

PV of Terminal Value as a % of Enterprise Value

Discount Rate	0.00%	1.00%	2.00%
13.00%	70.9%	72.7%	74.6%
13.50%	70.0%	71.8%	73.6%
14.00%	69.1%	70.9%	72.7%
14.50%	68.2%	70.0%	71.8%
15.00%	67.4%	69.1%	70.9%

Note: Present values as of 4/4/22; mid-year convention applied.
1. Represents a 6.0-month stub period.
2. Tax at 25.0%, per SC and ML managements.
3. Implied from corresponding discount rate and perpetual growth rate applied to 2025 unlevered free cash flow.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
Adjusted EBIT refers to Earnings Before Interest and Taxes, adjusted for certain non-recurring items.
E refers to Estimated.
PV refers to Present Value.
Source: SC and ML managements, ML Projections.

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HOULIHAN LOKEY | 28

Page 1. Selected General Updates 3 2. Preliminary Financial Analyses Summary 12 3. Selected Changes to Preliminary Discussion Materials Dated 1/10/22 18 4. Preliminary Financial Analyses: ModusLink 22 5. Appendices 29 Supplemental Financial Analysis Schedule 30 Selected Public Market Observations 32 6. Disclaimer 36

Page 1. Selected General Updates 3 2. Preliminary Financial Analyses Summary 12 3. Selected Changes to Preliminary Discussion Materials Dated 1/10/22 18 4. Preliminary Financial Analyses: ModusLink 22 5. Appendices 29 Supplemental Financial Analysis Schedule 30 Selected Public Market Observations 32 6. Disclaimer 36

Present Value of Corporate Costs

(dollars in millions)

	Projected Fiscal Year Ending July 31,			
	2022E [1]	2023E	2024E	2025E
Management Salary and Wages [2]	($1.1)	($3.7)	($3.7)	($3.8)
Board Fees	($0.6)	($1.1)	($1.2)	($1.2)
Other Professional Fees [3]	($0.8)	($1.5)	($1.6)	($1.6)
Tax and Other Expenses	($0.5)	($0.8)	($0.8)	($0.8)
Total Corporate Operating Expenses	**($2.9)**	**($7.2)**	**($7.3)**	**($7.4)**
Taxes @ 26.0%	$0.8	$1.9	$1.9	$1.9
Tax-Effected Corporate Expenses	**($2.2)**	**($5.3)**	**($5.4)**	**($5.4)**

	Present Value of Cash Flows (2022 - 2025)		PV of Terminal Value Based on Perpetual Growth Rate for 2025 Tax-Effected Corporate Expenses				Implied Present Value of Tax-Effected Corporate Expenses		
Discount Rate			0.00%	1.00%	2.00%		0.00%	1.00%	2.00%
13.00%	($15.1)		($29.7)	($32.5)	($35.8)		($44.8)	($47.6)	($50.9)
13.50%	($15.0)		($28.2)	($30.8)	($33.8)		($43.2)	($45.8)	($48.8)
14.00%	($14.9)	+	($26.9)	($29.2)	($32.0)	=	($41.8)	($44.1)	($46.9)
14.50%	($14.8)		($25.6)	($27.8)	($30.3)		($40.4)	($42.6)	($45.1)
15.00%	($14.7)		($24.5)	($26.5)	($28.8)		($39.2)	($41.2)	($43.5)

Note: Present values as of 4/4/22; mid-year convention applied. Discount Rate range informed by 13% to 15% discount rate range used for ModusLink.
1. Represents a 6.0-month stub period.
2. Includes salary and wages for employees at Steel Connect (primarily related to corporate accounting and audit work) as well as Steel Partners shared services fee, which reflects salaries of Steel Partners employees based on allocation of time for functions performed for the benefit of Steel Connect.
3. Includes legal fees, investor relations fees, and stock market fees, among other professional fees.
E refers to Estimated.
Source: SC management, Corporate Expense Projections.

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HOULIHAN LOKEY | 31

Page 1. Selected General Updates 3 2. Preliminary Financial Analyses Summary 12 3. Selected Changes to Preliminary Discussion Materials Dated 1/10/22 18 4. Preliminary Financial Analyses: ModusLink 22 5. Appendices 29 Supplemental Financial Analysis Schedule 30 Selected Public Market Observations 32 6. Disclaimer 36

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW Relative Total Shareholder Return Information (Last 3 Years) 1. ModusLink Selected Companies Index includes Celestica, Inc., CJ Logistics Corporation, Clipper Logistics plc, Deutsche Post AG, FedEx C or poration, Flex Ltd., Jabil Inc., Kerry Logistics Network Limited, Kuehne + Nagel International AG, United Parcel Service, Inc., Wincanton plc, and GXO Logistics, Inc. Source: Capital IQ as of 3/31/22. Total Shareholder Return -100% -75% -50% -25% 0% 25% 50% 75% 100% 125% 150% 175% 200% 225% 250% Mar-19 Jun-19 Sep-19 Dec-19 Mar-20 Jun-20 Sep-20 Dec-20 Mar-21 Jun-21 Sep-21 Dec-21 Mar-22 Steel Connect, Inc. S&P 500 Index (Total Return) Steel Partners Holdings L.P. ModusLink Selected Companies Index [1] Three-Year Two-Year One-Year Return Return Return Steel Connect, Inc. -35.5% 72.0% -34.8% S&P 500 Index (Total Return) 68.9% 83.7% 17.5% Steel Partners Holdings L.P. 199.6% 666.3% 202.3% ModusLink Selected Companies Index [1] 52.1% 88.8% -5.6% 33

Recent Trading Activity by Shareholder

Largest Steel Connect Shareholders (Excluding Steel Partners and Other Insiders)

(dollars and shares in actuals)

Stockholder	Latest Shareholdings	% of Total Float	Net Shares Added / (Deducted) by Quarter							
			Q1 CY 2020	Q2 CY 2020	Q3 CY 2020	Q4 CY 2020	Q1 CY 2021	Q2 CY 2021	Q3 CY 2021	Q4 CY 2021
GAMCO Investors, Inc.	2,553,000	6.7%	-	552,000	1,610,920	(7,422)	(511,799)	(278,050)	19,351	-
% of Holdings Traded			*0.0%*	*47.3%*	*93.7%*	*(0.2%)*	*(15.4%)*	*(9.9%)*	*0.8%*	*0.0%*
Renaissance Technologies LLC	2,297,196	6.1%	(2,342)	283,239	121,943	293,441	(91,033)	(102,444)	(114,404)	(125,800)
% of Holdings Traded			*(0.1%)*	*13.9%*	*5.3%*	*12.0%*	*(3.3%)*	*(3.9%)*	*(4.5%)*	*(5.2%)*
The Vanguard Group, Inc.	1,909,467	5.0%	(89,800)	(102,386)	(146,947)	(21,801)	1,228,031	31,156	61,779	54,115
% of Holdings Traded			*(10.0%)*	*(12.7%)*	*(20.9%)*	*(3.9%)*	*229.8%*	*1.8%*	*3.4%*	*2.9%*
BlackRock, Inc.	1,038,519	2.7%	(15,971)	(81,325)	15	1,275	2,180	(72,226)	(599)	6,497
% of Holdings Traded			*(1.3%)*	*(6.9%)*	*0.0%*	*0.1%*	*0.2%*	*(6.5%)*	*(0.1%)*	*0.6%*
Solas Capital Management, LLC	867,736	2.3%	61,695	-	-	-	-	68,368	-	-
% of Holdings Traded			*8.4%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*8.6%*	*0.0%*	*0.0%*
Bridgeway Capital Management, Inc.	274,845	0.7%	-	(250,600)	(43,000)	(35,200)	(46,155)	68,700	-	-
% of Holdings Traded			*0.0%*	*(43.1%)*	*(13.0%)*	*(12.2%)*	*(18.3%)*	*33.3%*	*0.0%*	*0.0%*
Geode Capital Management, LLC	232,624	0.6%	1,045	-	-	-	29,080	13,335	-	-
% of Holdings Traded			*0.6%*	*0.0%*	*0.0%*	*0.0%*	*15.3%*	*6.1%*	*0.0%*	*0.0%*
VWAP During Quarter			$1.21	$0.58	$0.56	$0.74	$2.14	$2.01	$1.90	$1.79
High Closing Stock Price During Quarter			$1.57	$0.87	$0.67	$0.98	$2.67	$2.21	$2.07	$2.40
Low Closing Stock Price During Quarter			$0.75	$0.46	$0.51	$0.51	$0.77	$1.79	$1.64	$1.31

Note: Net Shares Added / (Deducted) is shown through Q4 CY 2021.
CY refers to Calendar Year; Q refers to Quarter; VWAP refers to Volume-Weighted Average Price.
Source: Capital IQ, public filings.

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Ownership Summary

Steel Connect

(shares outstanding in millions)

Holder	As-Converted Shares [1]: Shares	As-Converted Shares [1]: % Outstanding	% of Unafilliated
Steel Partners Holdings L.P. [1]	42.3	50.0%	
Warren Lichtenstein (Executive Chairman & Interim CEO)	1.6	1.8%	
Jack Howard (Director)	0.8	1.0%	
Glen Kassan (Vice Chairman)	0.4	0.5%	
Other Current / Former Directors and Executive Officers [2]	1.6	1.9%	
Steel Partners and Other Insiders	**46.7**	**55.2%**	
GAMCO Investors, Inc. (NYSE:GBL)	2.6	3.0%	6.7%
Renaissance Technologies LLC	2.3	2.7%	6.1%
The Vanguard Group, Inc.	1.9	2.3%	5.0%
BlackRock, Inc. (NYSE:BLK)	1.0	1.2%	2.7%
Solas Capital Management, LLC	0.9	1.0%	2.3%
Bridgeway Capital Management, LLC	0.3	0.3%	0.7%
Geode Capital Management, LLC	0.2	0.3%	0.6%
Other Public Shareholders	28.7	34.0%	75.8%
Total Public Float [2]	**37.9**	**44.8%**	**100.0%**
Total As-Converted Shares [1]	**84.6**	**100.0%**	

1. *Includes (i) 17.9 million shares of common stock underlying the Company's Series C Convertible Preferred Stock and (ii) 6.3 million shares of common stock underlying the Company's Convertible Senior Notes, both of which are owned by Steel Partners, presented on an as-converted basis. Based on total common shares outstanding as of March 1, 2022, per the Company's Form 10-Q for the quarter ended January 31, 2022.*
2. *Source: Capital IQ.*

Denotes ownership of Steel Partners' 13D group.

Source: Capital IQ, Bloomberg, public filings.

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HOULIHAN LOKEY | 35

Page 1. Selected General Updates 3 2. Preliminary Financial Analyses Summary 12 3. Selected Changes to Preliminary Discussion Materials Dated 1/10/22 18 4. Preliminary Financial Analyses: ModusLink 22 5. Appendices 29 6. Disclaimer 36

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Special Committee (the “Committee”) of the Board of Directors (the “Board”) of Steel Connect, Inc . (the “Company”) by Houlihan Lokey in connection with the Committee’s consideration of a potential transaction (the “Transaction”) involving the Company . This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith . Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials . The materials are for discussion purposes only . 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